UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

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Securities Exchange Act of 1934

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G&K SERVICES, INC.

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This filing relates to the proposed acquisition of G&K Services, Inc. (“G&K” or the “Company”) by Cintas Corporation (“Cintas”) pursuant to the terms of the Agreement and Plan of Merger, dated as of August 15, 2016, by and among G&K Services, Cintas and Bravo Merger Sub, Inc.

G&K sent a list of frequently asked questions to its employees, dated August 17, 2016, in respect of the proposed acquisition by Cintas. The following is a copy of that list:

G&K/Cintas Merger – FAQs for Employees

August 17, 2016

Why has G&K been acquired by Cintas? Why didn’t we stay independent?

We have built a great company, delivered outstanding shareholder value and positioned the company for long term success. As a result, we were an attractive target to Cintas. Ultimately, Cintas made a compelling cash offer to buy G&K for $97.50 a share. This represented a nearly 20% premium to the price of our common stock on the day we announced the transaction.

While some believe it was in our best interests to remain independent; as a public company, owned by shareholders, we have a responsibility to maximize shareholder value. Our board determined that this transaction was in the best interests of our shareholders. Because of the quality of the offer and the purchase premium paid by Cintas, our board unanimously voted to approve the deal and merge our two companies.

How do we feel about being acquired by Cintas? What are the implications?

Cintas runs a successful company. Because it’s too early to speculate on Cintas’ future strategy, we must continue to operate our business as usual, until more information is available.

What does business as usual mean?

“Business as usual” means that during this process all employees must stay focused on their jobs. The recent announcement is only the intent of the two companies to merge at some point in the future. Until the transaction is closed, G&K and Cintas will continue to operate as two separate companies. We need to offer our customers the same level of support and service that they have become accustomed to, no matter what is going on with this process. We can only do that if we all stay focused on our day-to-day jobs. Similarly, it’s business as usual with respect to our employees. Merit raises, benefits, etc. will continue, as planned.

Will this distract the management team from running the business?

Not if we don’t let it! Let me assure you that during this process we will make every effort to ensure a smooth and seamless transition as we merge with Cintas. Because we are still waiting for the required approvals, we must continue to compete aggressively. We must run our business as if nothing has changed. We must continue to hire, train, sell, service and run our business as an independent company.

Recognizing this difficult situation, we ask all employees to stay focused on their jobs and continue to give the same dedication and hard work that have become the hallmarks of the G&K team. Our customers can depend on the same level of service and support during this process that they have always had from us. I ask you to join me in that commitment.

Is my job safe? When will I know definitively?

It’s too early to tell. According to Cintas, most of our employees will retain their jobs. There will be a period of change and transition.

Because this deal requires shareholder and regulatory approval, it will take several months for the dust to settle. We won’t know definitively until we receive shareholder and regulatory approval. As we receive approvals, we will work with Cintas on the integration plan and have a better sense for open jobs, the application and interview process.

Will I receive my merit increase?

Yes, our employees will receive their merit increase awarded for their performance and contributions in FY 2016. The merit increases are scheduled to go into effect in September of this year.

What will happen with my 401(k)?

If you are hired by Cintas, likely you will have the opportunity to roll your G&K 401(k) over into Cintas’ plan. If not, or should you wish not to do so, you can roll it over into a tax deferred account with another third party, e.g., a financial advisor or broker.

Will any locations close?

It’s too early to tell. While there may be some consolidation, we don’t really know at this point how our locations and employees may be affected. Cintas has shared with us that it intends to employ most of our employees. When we know something more definitive, we will communicate it in a manner consistent with our culture and core values.

Will I be offered severance and outplacement?

For those employees who may lose their job, we will offer severance compensation. These payments include continuing benefits and outplacement assistance to help those affected find gainful employment. More details will be forthcoming in the next few days.

Will I have the same benefits after the merger of the two companies?

There will be changes, as is typical in these situations. No two companies have identical benefit programs. But Cintas expects these programs to be comparable and will share their benefits programs with us during the integration period.

Will my salary be unchanged after the merger?

Both Cintas, and G&K, are committed to paying competitive market rates of compensation to our employees. Beyond that, it would only be speculation to comment on a question such as this.

Will we continue to hire and fill open positions?

Yes, we should continue to source, hire, train, develop and promote talent into our open positions. Our customers expect the same level of service we committed to them and the best way to do that is to run our business in an effective manner. This means we must continue to fill our open positions. In some rare circumstances, we may choose to employ temporary help to meet the needs of our business, but our primary approach will be to continue to fill our open (vacant) positions.

How should we explain our position to applicants or candidates?

Consistent with our Core Values, we should be honest, credible and fact-based in our statements to internal employees and external candidates. We should explain that we signed an agreement to be acquired by Cintas but are waiting for shareholder and regulatory approvals. Until we receive these approvals, we will continue to operate as an independent company. It’s business as usual.

Will we have a Spirit of Excellence trip this year?

Yes, we plan to celebrate our Spirit of Excellence recognition to honor the outstanding performances of our fellow team members in FY 2016. The trip will continue as planned in the fall of this year.

If I lose my job, will I be eligible for COBRA?

Yes. Also, as part of our severance arrangements, for a period of time, the company will continue to pay the employer’s portion of any such coverage. Again, details will be forthcoming soon.

Important Information About the Transaction and Where to Find It

In connection with the proposed transaction, G&K Services, Inc. (the” Company”) plans to file a proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”), in connection with the solicitation of proxies for a meeting of the Company’s shareholders to be called at a future date (the “meeting”). Promptly after filing its Proxy Statement in definitive form with the SEC, the Company will mail the Proxy Statement to each shareholder entitled to vote at the meeting. Shareholders are urged to read the Proxy Statement (including any amendments or supplements thereto) and any other relevant documents that the Company will file with the SEC when they become available because they will contain important information about the proposed transaction and related matters. Shareholders may obtain, free of charge, copies of the Proxy Statement and any other documents filed by the Company with the SEC in connection with the transaction at the SEC’s website (http://www.sec.gov) or by contacting the investor relations department of the Company at:

jeff.huebschen@gkservices.com

+1.952.912.5773

Investor Relations

5995 Opus Parkway

Minnetonka, MN, 55343

Participants in the Solicitation

The Company, its directors and certain executive officers are or may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the proposed transaction. Information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended June 27, 2015 and in any subsequent Statements of Change in Ownership on Form 4 filed by such individuals with the SEC, and will be included in the Proxy Statement and other relevant documents to be filed with the SEC in connection with the proposed transaction when the Proxy Statement becomes available.

Cautionary Statements Regarding Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the potential timing or consummation of the proposed transaction or the anticipated benefits thereof, including, without limitation, future financial and operating results. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “could,” “should,” “may” and “will” or the negative versions thereof and similar expressions and by the context in which they are used. Such statements are based upon our current expectations and speak only as of the date made. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ from those set forth in or implied by these FAQs. Factors that may cause such a difference include, but are not limited to, risks and uncertainties related to

(i) the ability to obtain shareholder and regulatory approvals, or the possibility that they may delay the transaction or that such regulatory approval may result in the imposition of conditions that could cause the parties to abandon the transaction, (ii) the risk that a condition to closing of the merger may not be satisfied, (iii) the ability of the Company and Cintas to integrate their businesses successfully and to achieve anticipated cost savings and other synergies, (iv) the possibility that other anticipated benefits of the proposed transaction will not be realized, including, without limitation, anticipated revenues, expenses, earnings and other financial results, and growth and expansion of the new combined company’s operations, and the anticipated tax treatment, (v) potential litigation relating to the proposed transaction that could be instituted against the Company or Cintas or their respective directors, (vi) possible disruptions from the proposed transaction that could harm the Company’s or Cintas’ business, including current plans and operations, (vii) the ability of the Company or Cintas to retain, attract and hire key personnel, (viii) potential adverse reactions or changes to relationships with clients, employees, suppliers or other parties resulting from the announcement or completion of the merger, (ix) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect the Company’s and/or Cintas’ financial performance, (x) certain restrictions during the pendency of the merger that may impact the Company’s and/or Cintas’ ability to pursue certain business opportunities or strategic transactions, (xi) continued availability of capital and financing and rating agency actions, (xii) legislative, regulatory and economic developments and (xiii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors. These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the Proxy Statement that will be filed with the SEC in connection with the proposed transaction. While the list of factors presented here is, and the list of factors to be presented in the Proxy Statement are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the Company’s or Cintas’ consolidated financial condition, results of operations, credit rating or liquidity. Neither the Company nor Cintas undertake any obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made, except as required by law.